UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 7, 2010

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), entered into an agreement dated as of July 7, 2010 (the “Agreement”) with certain investment funds managed by Carl C. Icahn (the “Icahn Group”).

The description of the terms of the Agreement included under Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement, the size of the existing Board of Directors of the Company (the “Board”) has been temporarily increased to twelve (12) directors and the Icahn Suggested Nominees (as defined below), Brett Icahn and David Schechter, have been appointed to the Board to fill the resulting vacancies, effective July 7, 2010

The Agreement provides that, prior to the announcement of the Company’s slate of nominees for election as directors at the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”), the size of the Board will be reduced to ten directors and two members of the incumbent Board will not stand for re-election. In addition, Brett Icahn and David Schechter or their respective replacements (the “Icahn Suggested Nominees”) will be included in the Company’s slate of nominees for election as directors at the 2010 Annual Meeting. The Agreement also provides that the Company will form a Strategic Transaction Committee of the Board, which will include the Icahn Suggested Nominees as members, and that one of the two Icahn Suggested Nominees will serve on the Compensation Committee of the Board. The Company will be relieved of its obligations set forth in this paragraph in the event that the Icahn Group ceases to be the beneficial owner of the lesser of 10% of the Company’s outstanding common stock (the “Common Stock”) or 4,094,963 shares of Common Stock.

The Agreement also provides that the Icahn Group will vote in favor of the Company’s slate of director nominees at the 2010 Annual Meeting, will not support or participate in any “withhold the vote” or similar campaign at the 2010 Annual Meeting, and will not present any proposals for consideration at the 2010 Annual Meeting or conduct any proxy solicitations for use at the 2010 Annual Meeting.

Pursuant to the Agreement, the Company has approved the Icahn Group becoming the beneficial owner of 15%, but not more than 20%, of the Common Stock on the condition that the definition of “interested stockholder” in Section 203 of the General Corporation Law of the State of Delaware is deemed amended to substitute 20% for 15%, and Section 203, as so amended, is applicable to, and in full force and effect, for the Icahn Group and the Company. The Company has also agreed that, as long as the Icahn Group is the beneficial owner of the lesser of 10% of the outstanding Common Stock or 4,094,963 shares of Common Stock, it will not, among other things, (i) adopt a poison pill that limits the beneficial ownership of Common Stock at or below 20%; (ii) amend its certificate of incorporation or bylaws to adopt certain defensive measures, or (iii) increase the size of the Board.

Messrs. Icahn and Schechter will participate in the standard non-employee director compensation arrangements described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on October 28, 2009.

A copy of the Agreement is attached hereto as Exhibit 99.1 hereto, and the description above is not complete and is qualified in its entirety by the full text of the Agreement as attached.

The Company issued a press release on July 7, 2010 (the “Press Release”) announcing the execution of the Agreement and the appointment of Messrs. Icahn and Schechter to the Board. A copy of the Press Release is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Agreement, dated July 7, 2010, by and among the Company and the persons and entities listed therein.

99.2	Press Release, dated July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2010

THE HAIN CELESTIAL GROUP, INC.

(Registrant)

By:	/s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Executive Vice President and Chief Financial Officer